                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-
     6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ] Soliciting Material Pursuant to (Section) 240.14a-11(c) or (Section) 240.14a-12


                            BANK OF THE OZARKS, INC.
                (Name of Registrant as Specified in Its Charter)


                            BANK OF THE OZARKS, INC.
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:


     2)  Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


     4)  Proposed maximum aggregate value of transaction:


     5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form Schedule or Registration Statement No.:

     3)  Filing Party:

     4)   Date Filed:

                   [LOGO OF BANK OF THE OZARKS APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 21, 1998


Dear Stockholder:

     You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Bank of the Ozarks, Inc., an Arkansas Corporation (the "Company"), to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 21, 1998 at 1:30 p.m., local time, for the following purposes:

     1.   To elect eleven (11) directors.

     2. To consider and act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Only stockholders of record at the close of business on March 4, 1998 will be entitled to vote at the 1998 Annual Meeting and any adjournments or postponements thereof.

     The Company's Proxy Statement is submitted herewith. The annual report for the year ended December 31, 1997 is being mailed to stockholders together with the mailing of this Notice and Proxy Statement.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              /s/ GEORGE G. GLEASON
                              --------------------------------------
                              George G. Gleason
                              Chairman of the Board of Directors and
                              Chief Executive Officer

Little Rock, Arkansas
March 10, 1998

     YOUR VOTE IS IMPORTANT. YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR TO VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                   [LOGO OF BANK OF THE OZARKS APPEARS HERE]


                            425 WEST CAPITOL AVENUE
                                   SUITE 3100
                          LITTLE ROCK, ARKANSAS  72201

                                  ____________

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 21, 1998

                                  ____________

                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy, for use only at the 1998 Annual Meeting of Stockholders to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 21, 1998 at 1:30 p.m., local time, and any adjournments or postponements thereof, is solicited on behalf of the Board of Directors of Bank of the Ozarks, Inc. (the "Company"). Such solicitation is being made primarily by mail, but may also be made in person or by telephone or telegraph by officers, directors, and regular employees of the Company. All expenses incurred in the solicitation will be borne by the Company.

     Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the 1998 Annual Meeting. A proxy may be revoked at any time before it is used, upon delivery of written notice to the Secretary of the Company, by execution and delivery of a later proxy, or by attending the meeting and voting in person. If not revoked, all properly executed proxies received will be voted at the meeting in accordance with the terms of the proxy.

     The Company knows of no matter to be brought before the meeting other than that referred to in the accompanying notice of annual meeting. If, however, any other matters properly come before the meeting, the proxy solicited hereby confers discretionary authority to the proxies named therein to vote in their sole discretion with respect to such matters, as well as other matters incident to the conduct of the meeting.

     This proxy material is first being mailed to stockholders on or about March 10, 1998.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     The Board of Directors has selected March 4, 1998 as the record date (the "Record Date") for the 1998 Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the 1998 Annual Meeting. At the close of business on the Record Date, there were 3,779,555 shares of common stock, $0.01 par value (the "Common Stock") issued and outstanding. At the meeting, each stockholder will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record as of the close of business on the Record Date. Votes will be tabulated by inspectors of election appointed by the Company's Board of Directors. The stock transfer books of the Company will not be closed.

     The enclosed form of proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for the Board of Directors while still granting authority to the proxy to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant the proxy authority to vote for all nominees, check the box marked "FOR ALL NOMINEES". If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD". If you wish to withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through that nominee(s)' name. By checking the box marked "WITHHOLD," your shares will not be counted as votes cast, but will be counted as present at the meeting for the purpose of calculating whether a quorum exists. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE
NOMINEES.   Broker "non-votes" are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved.

          Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the meeting and entitled to vote is required for election of each nominee to the board of directors. Stockholders may not cumulate their votes.

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is comprised of one class of directors, elected annually. Each director serves a term of one year or until his or her successor is duly elected or qualified. The number of directors is currently set at eleven (11), and the Board of Directors has the power to fix or change the number of directors by resolution and without any further action of the stockholders in accordance with the Company's bylaws. The Board of Directors, however, may only increase or decrease by thirty percent (30%) the number of directors last approved by stockholders in accordance with the Arkansas Business Corporation Act. The Company's Amended and Restated Certificate of Incorporation contains a provision that allows the Board of Directors, by resolution and without any further action by the stockholders, to classify or stagger the board into two or three groups, as equal in number as possible, with the terms of office of such directors contained in each group expiring one, two or three years after their election to the Board, as applicable. The existence of such provision could result in the nominees described below being elected for terms greater than one year.

     The following slate of nominees has been chosen by the Board of Directors and each nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     Certain information for each nominee is set forth below.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

NOMINEES FOR ELECTION AS DIRECTORS

     George Gleason, age 44; Chairman and Chief Executive Officer of the Company and its bank subsidiaries. Mr. Gleason has served the Company or one of its bank subsidiaries as director since 1979. Mr. Gleason holds a B.A. in Business and Economics from Hendrix College and a J.D. from the University of Arkansas.

     Mark Ross, age 42; President of the Company and its bank subsidiaries. Mr. Ross was elected as a director of the Company in 1992. Mr. Ross holds a B.A. in Business Administration from Hendrix College.

     Linda Gleason, age 43; Director of the Company and various subsidiaries since 1987. From 1992 to 1996, Ms. Gleason served as the Company's Deputy Chief Executive Officer and

Assistant Secretary. Ms. Gleason has attended Arkansas State University and the University of Arkansas at Little Rock.

     Roger Collins, age 49; Executive Vice President, Chief Financial Officer and a director of Harp's Food Stores, Inc., a regional grocery chain headquartered in Springdale, Arkansas with 38 stores located in Arkansas and Oklahoma. Mr. Collins has served as a director of the Company and its bank subsidiaries since July 1997. Mr. Collins holds a B.A. from Rice University and a M.B.A. from the University of Texas at Austin and is a C.P.A.

     C. E. Dougan, age 51; Co-owner of Mooney-Dougan, Inc., which is engaged in residential real estate development, construction and investments. Mr. Dougan has served as a director of the Company since July 1997 and of one of its bank subsidiaries since February 1997.

     Robert East, age 50; Chairman and President of Robert East Company, an investment company, Chairman and Chief Executive Officer of East-Harding, Inc., a general contracting firm, and Partner and Treasurer of AMO Electrical Company, a distributor of electrical supplies. Mr. East is also a partner or owner of numerous real estate projects and other investments. He has served as a director of the Company and its bank subsidiaries since July 1997. Mr. East holds a B.A. in Finance and Administration from the University of Arkansas.

     Porter Hillard, age 66; Retired owner and operator of various agricultural businesses since 1957. Mr. Hillard has owned, operated or managed various purebred and commercial cattle operations, a turkey hatchery, feed mills, turkey grow-out operations and other businesses. Mr. Hillard has served as a director of the Company since July 1997 and of one of its bank subsidiaries since 1967. Mr. Hillard holds a B.S. in Agriculture from the University of Arkansas.

     Henry Mariani, age 59; Chairman and Chief Executive Officer of Nite Lite Company, a manufacturing, wholesale and retail mail order operation which specializes in hunting equipment and supplies. Mr. Mariani has served as a director of the Company and its bank subsidiaries since July 1997. Mr. Mariani holds a B.S. in Finance from Penn State University and is a C.P.A.

     James Patridge, age 47; Vice Chairman of the Company. From 1985 to 1997, Mr. Patridge served as Executive Vice President with NationsBank, N.A. (formerly Boatmen's Arkansas, Inc. and Worthen Banking Corporation). Mr. Patridge has served as a director of the Company and its bank subsidiaries since December 1997. Mr. Patridge holds a B.S.B.A. from the University of Arkansas, an M.S. in Finance from Memphis State University and a J.D. from Oklahoma City University.

     R. L. Qualls, age 64; Vice Chairman of Baldor Electric Company ("Baldor"), a marketer, designer and manufacturer of electric motors based in Fort Smith, Arkansas. From 1993 to 1998 Dr. Qualls served as Chief Executive Officer of Baldor, and he has served as a director of the Company and its bank subsidiaries since July 1997. Dr. Qualls holds a B.A. and M.A. in Economics from Mississippi State University and completed his doctoral work at Louisiana State University.

     Kennith Smith, age 66; Retired. Mr. Smith served as the owner and operator of Smith Cattle Farm from 1984 until his retirement in 1993. Prior to that time he was the co-owner of Mulberry Lumber Company. Mr. Smith has served as a director of the Company since July 1997 and of one of its bank subsidiaries since 1977.

     Linda Gleason is the wife of George Gleason. Except for the foregoing, no family relationships exist among any of the persons named above.

COMMITTEES

     During the past fiscal year, the Board of Directors met on twelve (12) occasions. Each of the nominees for the Board other than Messrs. Gleason and Ross and Ms. Gleason were elected to the Board in July 1997 concurrently with the commencement of the Company's initial public offering (the "IPO"). Each Director attended at least 75% or more of the total of meetings of the Board and committees of the Board during the period in which he or she served. The Company presently does not have a standing nominating committee, and the Board of Directors nominates persons for director. The Board will consider suggestions by stockholders for names of nominees to the Board of Directors for the 1999 Annual Meeting, provided that such suggestions are made in writing and delivered to the Secretary of the Company on or before December 31, 1998. The following is a brief description of the functions of the Company's committees.

     Audit Committee. The Audit Committee met five (5) times in 1997 since its formation concurrently with the commencement of the IPO. The Audit Committee makes recommendations concerning the engagement of the Company's independent public accountants, reviews the terms of their engagement, reviews the accountant's report and all related reports and matters, coordinates appropriate action in response thereto and reviews the adequacy of the Company's internal accounting controls. The Audit Committee also receives and reviews the monthly reports and presentations of the loan review and compliance officers and the internal auditor, provides general oversight and direction for their work, and coordinates corrective action as appropriate. Roger Collins, as Chairman, C.E. Dougan and Robert East serve on the Audit Committee.

     Compensation and Personnel Committee. The Compensation and Personnel Committee met six (6) times in 1997 since its formation concurrently with the commencement of the IPO. The Compensation and Personnel Committee considers, approves and reviews all salaries and bonuses for officers and employees, recommends to the Board of Directors the election of officers, reviews additions and terminations of personnel, oversees administration of the employee benefit plans and programs, including the Company's stock option plans, and oversees staff training and educational programs. Henry Mariani, as Chairman, Porter Hillard, and Kennith Smith serve on the Compensation and Personnel Committee. None of these individuals was employed during or prior to 1997 as officers or employees of the Company or its subsidiaries.

     Trust Committee. The Trust Committee met five (5) times in 1997 since its formation concurrently with the commencement of the IPO. The operation of the trust department of Bank of the Ozarks, wca, a bank subsidiary of the Company, and the administration of its trust accounts are overseen by the Trust Committee. R. L. Qualls, as Chairman, James Patridge and Linda Gleason currently serve on the Trust Committee.

     Loan Committees. The Loan Committees met seven (7) times in 1997. Loan Committees have been established for each of the three divisions of the Company and consist of both board members and executive officers. Such Loan Committees have responsibility for reviewing and approving all loans and aggregate loan relationships in excess of $1,000,000 and for administering all other aspects of the lending function within each division. The following persons currently serve on the Company's Loan Committees:


Western                   Central                Northern
-------                   -------                --------
C. E. Dougan, Chairman    Robert East, Chairman  James Patridge, Chairman
R. L. Qualls              Henry Mariani          George Gleason
Porter Hillard            Linda Gleason          Danny Criner
James Patridge            James Patridge         George Landrum
George Gleason            George Gleason         Louis Melton
                                                 Bill Witty
                                                 Joe Willis


     ALCO and Investment Committee.  The ALCO and Investment Committee met four
(4) times in 1997 since its formation concurrently with the commencement of the IPO. Management of the asset/liability (interest rate risk) position, liquidity and investment portfolio is overseen by the ALCO and Investment Committee. Paul Moore, as Chairman, Mark Ross, Danny Criner, Randy Oates and Dan Rolett serve on the ALCO and Investment Committee.

                             PRINCIPAL STOCKHOLDERS

     As of March 4, 1998, the only stockholders known by the Company to own, directly or indirectly, more than five percent of the Company's Common Stock, the only class of the Company's capital stock presently outstanding, are reflected in the following table.

                                                    NUMBER OF SHARES OF
                  NAME AND ADDRESS OF            COMMON STOCK BENEFICIALLY      PERCENTAGE OF
TITLE OF CLASS    BENEFICIAL OWNER                         OWNED             OUTSTANDING SHARES %
--------------    -----------------------------  -------------------------   --------------------


Common Stock      George Gleason                         1,299,083/(1)/              34.4%
                  425 West Capitol Avenue
                  Suite 3100
                  Little Rock, Arkansas  72201

Common Stock      Bank of the Ozarks, Inc./(2)/            372,100                   9.85%
                  Stock Ownership Plan and
                  Trust (the "ESOP")
                  425 West Capitol Avenue
                  Suite 3100
                  Little Rock, Arkansas 72201

___________________

/(1)/ For information regarding form of ownership, see the footnotes to the table regarding Security Ownership of Management.

/(2)/ The ESOP is an employee stock ownership plan and trust established for the benefit of the Company's officers and employees. Paul Moore, Melvin Edwards and Luann Melton, each an officer of the Company, currently serve as the trustees of the ESOP. Participants in the ESOP are entitled to vote shares of Common Stock allocated to their respective accounts on all matters submitted to the Company's stockholders for approval, and the failure by a participant to provide instructions on the manner in which to vote his or her shares is treated as an abstention.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information as of March 4, 1998 with respect to beneficial ownership of the Company's Common Stock by each director, each executive officer of the Company named under the table captioned "Executive Compensation and Other Information" and the directors and executive officers of the Company as a group.

                 NAME                   SHARES OWNED/(1)/  PERCENTAGE OF CLASS
--------------------------------------  -----------------  -------------------
George Gleason........................     1,299,083/(2)/         34.4%
Mark Ross.............................       119,883/(3)/          3.2%
Linda Gleason.........................        45,852/(4,5)/        1.2%
Roger Collins.........................         2,750/(5,6)/         *
C.E. Dougan...........................         1,830/(5)/           *
Robert East...........................         9,900/(5,7)/         *
Porter Hillard........................         1,000/(5)/           *
Henry Mariani.........................        13,450/(5)/           *
James Patridge........................             0                *
R. L. Qualls..........................         1,000/(5)/           *
Kennith Smith.........................        36,315/(5,8)/         *
Jean Arehart..........................         5,555                *
All directors and executive officers
(19 persons)..........................     1,561,446              41.3%

________________________

*  Less than one percent.

/(1)/ Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares in the foregoing table include shares owned directly, shares held in such person's accounts under the ESOP, shares underlying presently exercisable options granted pursuant to Company's stock option plans, shares owned by certain of the individual's family members and shares held by the individual as a trustee or other similar capacity, unless otherwise described below.

/(2)/ The amount includes (i) 210,700 shares owned of record by a trust of which Mr. Gleason is sole trustee and has a 25% life income interest, (ii) 35,000 shares owned of record by a charitable trust for which Mr. Gleason is a co-trustee with Ms. Gleason and (iii) 400 shares owned by the minor children of Mr. Gleason.

/(3)/ Includes (i) 36,300 shares owned of record by a trust for the benefit of Mr. Ross and his children and for which Mr. Ross maintains a life interest only and (ii) 25,000 shares owned by Mr. Ross' spouse.

/(4)/ Includes 35,000 shares owned of record by a charitable trust for which Ms.
      Gleason is a co-trustee with Mr. Gleason.

/(5)/ Includes exercisable options for 1,000 shares granted under the Company's
      Non-Employee Director Stock Option Plan.

/(6)/ Includes 500 shares held by spouse.

/(7)/ Includes 600 shares held by children of Mr. East.

/(8)/ Includes 692 shares held by spouse.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY COMPENSATION TABLE

     The following table shows for the years indicated all cash and certain other compensation paid or to be paid by the Company to the Chief Executive Officer and its other executive officers whose aggregate salary and bonus exceeded $100,000.

                                           ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                    ---------------------------------      ----------------------
                                                                           SECURITIES UNDERLYING        ALL OTHER
NAME & PRINCIPAL POSITION            YEAR         SALARY       BONUS       OPTIONS/SARS (#)         COMPENSATION/(1)/
-------------------------           ------      --------     --------      ---------------------    -----------------
George Gleason/(2)/                  1997       $372,556     $ 45,297             12,200/(3)/             $5,899
                                     1996       $405,900     $200,000                  -                  $4,636
                                     1995       $395,000     $ 95,832                  -                  $6,100
Mark Ross                            1997       $ 97,847     $ 19,569              4,200/(3)/             $3,526
                                     1996       $ 92,782     $ 22,042                  -                  $4,047
                                     1995       $ 90,876     $ 21,683                  -                  $5,029
Jean Arehart/(4)/                    1997       $ 73,274     $ 55,988              3,600/(3)/             $2,117
                                     1996       $ 37,917     $  2,275                  -                       -

_________________________

/(1)/ Includes the following amounts for Messrs. Gleason and Ross and Ms.
      Arehart for 1997: employer contributions to the Company's ESOP in the respective amounts of $2,894, $2,124 and $1,325, and employer matching contributions to the Company's 401(k) Plan in the respective amounts $3,005, $1,402 and $792. For 1996 and 1995, amounts represent contributions to the Company's ESOP only.

/(2)/ Mr. Gleason's salary and bonus is determined pursuant to a written employment contract which became effective on July 17, 1997, was amended on September 16, 1997, and continues through December 31, 2000. The agreement provides Mr. Gleason with an annual base salary of $318,000 subject to an annual cost of living adjustment and an annual bonus not to exceed 1% of the Company's net income for each fiscal year. Mr. Gleason's base salary for the period from July 17 to December 31, 1997 and his 1997 bonus were determined pursuant to this agreement. Under the employment agreement, Mr. Gleason's annual base salary for 1998 is expected to be $324,614.

/(3)/ Represents option grants under the Company's employee Stock Option Plan.
      See "Option/SAR Grants in Last Fiscal Year."

/(4)/ Ms. Arehart commenced employment with the Company in June 1996.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to the named executive officers concerning options granted in the last fiscal year and their potential realizable value.

                                                                        POTENTIAL REALIZABLE VALUE AT
                                                                        ASSUMED ANNUAL RATES OF STOCK
                                                                        PRICE APPRECIATION FOR OPTION
                              INDIVIDUAL GRANTS                                    TERM/(1)/
                  ----------------------------------------              -----------------------------
                    NUMBER OF     % OF TOTAL
                   SECURITIES    OPTIONS/SARS    EXERCISE
                   UNDERLYING     GRANTED TO       OR
                  OPTIONS SARS   EMPLOYEES IN  BASE PRICE   EXPIRATION
     NAME           GRANTED      FISCAL YR(%)     ($/SH)       DATE          5%              10%
--------------    ------------   ------------  -----------  ----------  ------------    -------------
George Gleason       12,200          12.14%       $16.00        (2)        $93,526        $224,843
Mark Ross             4,200           4.18%       $16.00        (2)        $32,158        $ 77,294
Jean Arehart          3,600           3.58%       $16.00        (2)        $27,564        $ 66,252

________________________

/(1)/ As required by the Securities Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Common Stock price appreciates at the Annual Rates shown compounded annually from the date of the grant until the end of nine year option term and is not intended to forecast appreciation in stock price. Based upon the exercise price of $16.00 per share, the Company's stock price at the end of seven, eight and nine year terms would be (A) $22.51, $23.64 and $24.82, respectively, based upon 5% appreciation and (B) $31.18, $34.30 and $37.73, respectively, based upon 10% appreciation.

/(2)/ Mr. Gleason's options expire in amount of 4,000, 4,100 and 4,100 shares on each of July 17, 2004, 2005 and 2006, respectively; Mr. Ross' options expire in equal installments of 1,400 shares on each of July 17, 2004, 2005 and 2006; and Ms. Arehart's options expire in equal installments of 1,200 shares on each of July 17, 2004, 2005 and 2006.

AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth information with respect to the named executives concerning exercise of options during the last fiscal year, unexercised options and SARs held as of the end of the fiscal year.

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-THE-
                                                     UNDERLYING UNEXERCISED           MONEY OPTIONS/SARS AT
                                                     OPTIONS/SAR AT FY-END                 FY-END(1)
                                                   ---------------------------   -------------------------------
                    SHARES
                   ACQUIRED
   NAME           ON EXERCISE     VALUE REALIZED  EXERCISABLE   UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
------------   ----------------   --------------  -----------   -------------    -----------       -------------
George Gleason         -                 -             -            12,200            -               $109,800
Mark Ross              -                 -             -             4,200            -               $ 37,800
Jean Arehart           -                 -             -             3,600            -               $ 32,400

________________________

/(1)/ The dollar amounts shown represent the product of the number of shares purchasable upon exercise of the related options times the difference of the average of the high and low sales prices reported on December 31, 1997 ($25.00) and the purchase price per share payable upon such exercise ($16.00).

DIRECTOR COMPENSATION

     Non-employee directors are paid a monthly retainer fee of $500 and a fee of $500 for attending each regular and special board meetings. In addition, non-employee directors are paid a fee of $100 for attendance at each meeting of a committee of the Board of Directors. Additionally, under the Company's Non-Employee Director Stock Option Plan, each non-employee director is automatically granted, on the date a director's term of office commences, and each year thereafter on the day following the annual meeting of stockholders as long as such director's term as a director is continuing for the ensuing year, an option to acquire 1,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted to non-employee directors become exercisable upon grant. Effective July 17, 1997 the Company granted options to non-employee directors to purchase a total of 1,000 shares each of Common Stock at an exercise price of $16.00 per share. The Company's officers are not compensated for their service as directors.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the IPO, the Company's principal banking subsidiary, Bank of the Ozarks, wca maintained a Compensation Committee comprised of Linda Gleason, Porter Hillard, and Kennith Smith. This committee was principally responsible for establishing salary, bonus and other aspects of compensation for the employees of the Company. Ms. Gleason abstained from voting in regard to all matters relating to the salary and bonus of George Gleason. However, as Chairman and Chief Executive Officer of the Company, George Gleason participated in deliberations concerning executive compensation, including the allocation of his salary among the Company and its two bank subsidiaries.

     Simultaneously with the commencement of the IPO, the above committee was replaced with the Company's existing Compensation and Personnel Committee and three non-employee directors (Messrs. Mariani, Smith and Hillard) were appointed to serve as the members thereof.


             REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON
                             EXECUTIVE COMPENSATION

      The Compensation and Personnel Committee (hereinafter the "Compensation Committee") is responsible for recommending to the Board of Directors compensation levels for the Company's executive officers and for determining the policies that govern the Company's compensation and benefit plans. This Report describes the basis upon which the Compensation Committee has made recommendations concerning 1997 compensation payable to the executive officers of the Company.

COMPENSATION PHILOSOPHY AND POLICIES

     The policy of the Personnel and Compensation Committee is to make compensation decisions on the basis of the long-term growth and performance objectives of the Company. For 1997, as in recent prior years, the Company's compensation program for executive officers was based upon the following principles and policies:

     . The Company is committed to providing a competitive pay program that helps attract and retain quality executives while motivating such persons to perform their jobs in the most effective manner. In order to achieve this purpose, the Company's compensation policies must, among other things, (i) be internally equitable and externally competitive (ii) reward individuals based upon productivity and performance, (iii) contain an appropriate mix of cash and long-term or equity-based compensation, (iv) be administratively efficient and within budgetary parameters; and (v) be flexible in response to changing conditions.

     . To ensure that pay is competitive, the Company has regularly compared its pay practices with those of other financial institutions, particularly banks and bank holding companies in the markets served by the Company, and from time to time modifies pay parameters based on this review.

     . Executive officers and other key management personnel rewards are based upon a combination of company-wide performance, performance of the profit center for which they are responsible and individual performance and level and scope of responsibility. Among the performance standards reviewed are sustained growth objectives and an ability to maximize profitability of individual profit centers. For individuals for whom community relationships are significant, compensation decisions have also been considered in light of the activities undertaken by those individuals to cultivate and solidify such relationships. Executives are also evaluated in part on their ability to effectively interact with and manage their staff. In each case, the forgoing performance criteria are subjectively applied and therefore are not based upon the application of objective standards or mathematical criteria.

     The Company maintains an ongoing program of evaluation of officers and employees, in which senior officers set objectives and goals for junior officers and other employees reporting to them, evaluate the employees and officers on performance, and compare the results to the performance. Senior management, including the Chief Executive Officer, reviews the performance of the Company's executive officers and makes final recommendations on their compensation levels to the Compensation Committee. The Compensation Committee evaluates senior management's recommendations and then submits its final recommendations to the full Board for review and approval. During 1997, all recommendations of the Personnel and Compensation Committee were accepted by the Company's Board of Directors.

EXECUTIVE COMPENSATION COMPONENTS FOR 1997

     The Compensation Committee regularly reviews the Company's compensation program to ensure that the components of such program will allow the Company to achieve the objectives described above. In 1997, the Company's compensation program consisted of the following:

     Base Salary. As noted above, base salary levels are reviewed periodically to determine whether such salaries fall within the range of comparable salaries paid by other similarly sized and similarly situated financial institutions. Actual salaries are based upon individual performance contributions in accordance with the compensation philosophy of the Company. During 1997, base salaries for executive officers increased an average of approximately 1.0% over the prior year. The Compensation Committee believes that the Company's executive base salaries are within the range of salaries paid by comparable financial institutions.

     Bonuses. Executive officers were granted performance-based bonuses in 1997 as a component of their overall compensation. Bonuses were based on overall profitability of the Company as well as the profit center or department for which the particular officers were responsible. Among the specific factors considered in awarding performance bonuses were deposit and loan growth, net income and other various financial performance ratios. The aggregate bonuses granted to all executive officers decreased to $170,000 in 1997 from $261,000 in 1996. This decrease was attributable to a new Employment Agreement entered into in 1997 with the Chief Executive Officer that reduced his bonus. Excluding the Chief Executive Officer, aggregate bonuses paid to executive officers increased from 18.6% of base salary in 1996 to 23.5% of base salary in 1997.

     Employee Stock Ownership Plan. The Compensation Committee believes that participation in the Company's ESOP encourages executive officers and other employees to work toward the long-term goals and objectives of the Company by aligning their interests directly with those of other stockholders. Decisions relative to contributions to the ESOP are made annually, with the aggregate amount based on a formula. Any participant in the Plan who was employed by the Company as of December 31, 1996 and December 31, 1997 and credited with at least 1000 hours of service in 1997 was eligible to participate in the Plan for 1997. During 1997, $12,342 was contributed to the ESOP on behalf of executive officers as a group.

     Stock Options. The Compensation Committee believes that stock options provide an appropriate incentive to encourage management, particularly senior management, to maximize stockholder returns since the value of an option bears a direct correlation to appreciation in the Company's stock price. As with the ESOP, grants under the Company's employee Stock Option Plan have the effect of more closely aligning the interests of stockholders with the interests of management, while at the same time providing a valuable tool for attracting, rewarding and retaining key employees. The determination of whether to grant stock options is vested in the Compensation Committee and is based upon the subjective analysis of a number of factors including, but not limited to, the Company's performance as measured by the price of its stock, the overall mix of equity-based or long-term compensation to cash compensation, the number and frequency of prior option grants and the potential for an individual's contribution and performance to positively impact the Company's performance. Based upon the foregoing factors, the Compensation Committee during
1997 granted options to purchase a total of 42,200 shares of the Company's Common Stock to executive officers at exercise prices per share of $16.00 and
$21.50, with a weighted average price per share of $16.39.   The Compensation
Committee will consider recommending the award of stock options to existing employees or to prospective employees in the future as circumstances warrant.

     401(k) Plan and Other Benefits. In May 1997, the Company established a qualified retirement plan (the "401(k) Plan"), which was implemented on July 1, 1997, with a salary deferral feature designed to qualify under Section 401 of the Internal Revenue Code of 1986. The 401(k) Plan permits all employees of the Company to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. Matching contributions are made on a discretionary basis by the Company up to a maximum of two percent of the participant's salary per year. Since implementation on July 1, 1997, total matching contributions on behalf of executive officers were $9,546, which represented an average of 1.7% of such officers' covered compensation since the plan's implementation. In addition to the 401(k) Plan, executives and other employees receive life and health insurance coverages in amounts the Company believes to be competitive with comparably sized financial institutions.

CHAIRMAN AND CHIEF EXECUTIVE OFFICER COMPENSATION.

     As described in the notes to the Summary Compensation Table contained elsewhere in this Proxy Statement under the caption "Executive Compensation and Other Information," the annual cash compensation payable to George Gleason, the Company's Chairman and Chief Executive Officer, is determined pursuant to a written employment contract which became effective July 17, 1997 simultaneously with the commencement of the Company's IPO, as amended on September 16, 1997,
and continues through December 31, 2000.    In addition to cash compensation,
Mr. Gleason received during 1997 (i) contributions under the Company's 401(k) Plan and ESOP, which contributions were determined on a basis consistent with all other participating employees, and (ii) option grants to purchase 12,200 shares of the Company's Common Stock pursuant to the Company's Employee Stock Option Plan, which grants were based upon the Compensation Committee's evaluation of the various factors considered for all employees, as enumerated above.

     The Committee has reviewed Mr. Gleason's entire Compensation package in the context of compensation packages available for executives of similar-sized financial institutions and in light of the significant dependence of the organization on Mr. Gleason's continued services and significant responsibilities. Based upon this review, the Compensation Committee believes that the level of Mr. Gleason's compensation is appropriate.

SECTION 162(M).

     In 1993, Congress enacted the Omnibus Budget Reconciliation Act of 1993 ("OBRA"), which, among other things, limits the deductibility for federal income tax purposes of annual compensation paid to certain covered executive officers (including the Chief Executive Officer) to $1 million, subject to certain exceptions. OBRA is not expected to have an impact or result in the loss of a deduction with respect to compensation paid to any of the Company's executives during the last year or in the foreseeable future. In this regard, it should be noted that all option grants effected under the Company's Employee Stock Option Plan are intended to qualify for an exemption from OBRA.


                                    COMPENSATION AND PERSONNEL COMMITTEE OF THE
                                      BOARD OF DIRECTORS


                                    Henry Mariani, Chairman
                                    Porter Hillard
                                    Kennith Smith



                             CERTAIN TRANSACTIONS

     Each of the Company's bank subsidiaries has had, in the ordinary course of business, banking transactions with certain of its officers and directors and with certain officers and directors of the Company. All loan transactions with officers and directors of the Company, its bank subsidiaries, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral as those prevailing for comparable transactions with other loan customers of the Company, and have not included more than the normal risk of collectibility associated with the Company's other banking transactions or other unfavorable features.

     Mr. and Ms. Gleason have each received guaranty fees in consideration of their personal guarantees of the Company's loans from third party lenders. For the period commencing January 1 through May 16, 1997, Mr. and Ms. Gleason each received $38,000 in guarantee fees with respect to such loans. As of May 16, 1997, the Company refinanced such loans without personal guarantees and accordingly, no such guarantee fees are payable in connection with the Company's current indebtedness.

     The Company has entered into contracts with East-Harding, Inc., of which Robert East is co-owner, Chairman and Chief Executive Officer, for the construction of the Company's proposed offices in Little Rock and Fort Smith, Arkansas. In 1997, the Company paid East-Harding, Inc. $1,222,766 pursuant to these contracts.

                              COMPANY PERFORMANCE

     The graph below shows a comparison for the period commencing July 17, 1997 (the date of commencement of the Company's IPO) through December 31, 1997 of the cumulative total stockholder returns (assuming reinvestment of dividends), for the Common Stock, the S&P SmallCap Index, and the Nasdaq Financial Index, assuming a $100 investment on July 17, 1997.



                         CUMULATIVE RETURN COMPARSION


                             [CHART APPEARS HERE]



----------------------------------------------------------------
                                       7/17/97       12/31/97
----------------------------------------------------------------
OZRK (Bank of the Ozarks, Inc.)        $   100        $   139
----------------------------------------------------------------
SML (S&P Smallcap Index)               $   100        $   108
----------------------------------------------------------------
NDF (NASDAQ Financial Index)           $   100        $   124
----------------------------------------------------------------

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the Securities Exchange Act of 1934, the Company's executive officers and directors are required to file reports of ownership and subsequent changes of ownership with the Securities and Exchange Commission. Specific due dates have been established for these reports, and the Company is required to disclose in this proxy statement any failure to file by these dates during the preceding year. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that all filing requirements applicable to directors and executive officers have been complied with, except as follows: Ms. Margaret Oldner filed a Form 3 Initial Statement of Beneficial Ownership on December 31, 1997, which was due on November 3, 1997.


                             AUDITORS TO BE PRESENT

     A representative of Moore Stephens Frost, P.A., the Company's auditors for 1997, is expected to attend the 1998 Annual Meeting and will be afforded the opportunity to make a statement. The representative will also be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

     Any stockholder proposal to be presented at the 1999 Annual Meeting should be directed to the Secretary of the Company, and must be received by the Company on or before November 10, 1998. Any such proposal must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.


                        ADDITIONAL INFORMATION AVAILABLE

     Upon written request, the Company will furnish, without charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the United States Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to the Secretary of the Company, Bank of the Ozarks, Inc., 425 West Capitol Avenue, Suite 3100, Little Rock, Arkansas 72201.


                                 OTHER MATTERS

     So far as now known, there is no business other than that described above to be presented to the stockholders for action at the meeting. Should other business come before the meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

     STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.

                              By Order of the Board of Directors


                              /s/ GEORGE GLEASON
                              --------------------------------------
                              George Gleason
                              Chairman of the Board of Directors and
                              Chief Executive Officer

March 10, 1998

                [LOGO OF BANK OF THE OZARKS, INC. APPEARS HERE]

                            BANK OF THE OZARKS, INC.
                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS APRIL 21, 1998

  The undersigned stockholder(s) of Bank of the Ozarks, Inc. (the "Company") hereby appoint George Gleason and Mark Ross, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the 1998 Annual Meeting of Stockholders to be held at Embassy Suites, 11301 Financial Center Parkway, Little Rock, Arkansas 72211, on Tuesday, April 21, 1998 at 1:30 p.m., local time, and at any adjournments thereof, for the transaction of the following business:

[X]PLEASE MARK VOTES
AS IN THE EXAMPLE

  1. TO ELECT ELEVEN DIRECTORS: George Gleason, Mark Ross, Linda Gleason, Roger Collins, C.E. Dougan, Robert East, Porter Hillard, Henry Mariani, James Patridge, R.L. Qualls, Kennith Smith

              [_] FOR ALL NOMINEES [_] WITHHOLD[_] FOR ALL EXCEPT

  INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the "FOR ALL EXCEPT" box and strike a line through the name(s) of such nominee(s) in the list above.

  2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                           (Continued On Other Side)

  The Proxy when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

  Please sign exactly as name(s) appears below. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, signature should be by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. Please mark any name or address changes below.

                                                                            1998

                                            -----------------------------------
                                            SIGNATURE                      DATE

                                                                            1998
                                            -----------------------------------
                                            SIGNATURE                      DATE